Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Sr. Director - Corporate Development & Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Sr. Manager Corporate Comm.
(704) 890-5323

Jack Henry & Associates Names Greg Adelson Company President
Adelson remains company’s Chief Operating Officer

MONETT, MO, January 25, 2022 – Jack Henry & Associates, Inc.® (NASDAQ:JKHY) announced today that Chief Operating Officer (COO) Greg Adelson will become President and COO of the company, effective immediately. Adelson, who has been with the company for 11 years, has served as COO since 2019.

“Greg has done an outstanding job managing the business operations for Jack Henry and has been a key driver of our growth and success for more than 10 years,” said Board Chair and CEO David Foss. “Greg is a strong, proven leader who has strengthened our operating model and positioned us well for the future. He has a deep understanding of all areas of our business and is highly respected by colleagues across the company. On behalf of the Board, I want to congratulate Greg on this well-deserved promotion.”

Adelson joined Jack Henry in 2011 as group president of iPay and was promoted to General Manager of JHA Payment SolutionsTM in 2014. He became COO more than two years ago with responsibility for all products and business units, including Core, Digital Banking, Lending, Payments, and Financial Crimes, among others. As President and COO, Adelson will retain his current responsibilities and assume leadership for the company’s recently created Digital and Technology Office headed by Ben Metz.

“Jack Henry is a special place to work and I am extremely humbled and honored to become the next President of the company,” Adelson said. “Every day I get to work with a group of talented and dedicated professionals who are focused on strengthening the connections between the community financial institutions we serve and the account holder relationships they foster. I look forward to continuing to drive our key business priorities that will help capitalize on significant growth opportunities for our company and the clients we serve.”

About Jack Henry & Associates, Inc.

Jack Henry (NASDAQ:JKHY) is a leading SaaS provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,500 clients nationwide through three divisions: Jack Henry Banking® provides innovative solutions to community and regional banks; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.